Exhibit 10.3

CARRAMERICA REALTY CORPORATION

1997 STOCK OPTION AND INCENTIVE PLAN

Non-Qualified Stock Option Agreement

Optionee Name:
Grant Date:	Option Price:
Option Grant:	Last Date to Exercise:

We are pleased to inform you that the Corporation has granted you an option to purchase CarrAmerica Realty Corporation common stock (the “Option”). Your grant has been made under the Corporation’s 1997 Stock Option and Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

Vesting: Subject to the terms of the Plan, the Option becomes vested as to     % of the shares of Stock purchasable pursuant to the Option on each of the next              anniversaries of the Option Grant Date, if you have been providing services to the Corporation or an affiliate continuously from the Grant Date to the anniversary date.

Exercise: By following the exercise procedures as set forth in the Plan, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option. All exercises must take place before the Last Date to Exercise, or such earlier date in the event of your death, disability or your ceasing to provide services as described below under “Service Requirements.” The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Service Requirements: If you stop providing services to the Corporation for a reason other than your death or total disability, your Option will stop vesting and any unvested portion of your Option will be canceled. If you stop providing services because you become totally disabled, your Option will continue to vest for one year. In the event of your death, your Option will fully vest. You (or your estate) will have one year after you stop providing services to the Corporation to exercise your vested Option. However, if your services are terminated for “cause,” your Option will terminate immediately.

Cause means, as determined by the Board, (i) fraud or theft against the Corporation or an affiliate or conviction (no longer subject to appeal) for a felony offense; (ii) conviction (no longer subject to appeal) for a criminal offense involving moral turpitude; (iii) compromising trade secrets or other proprietary information of the Corporation or an affiliate; (iv) willful failure or refusal to perform material assigned duties; or (v) gross or willful misconduct that causes substantial and material harm to the business and operations of the Corporation or an affiliate.

If the Plan is terminated in connection with certain transactions described in the Plan (for example, a sale of the Corporation), you may exercise the Option in whole or in part, even if the Option is not fully vested, before the Plan is terminated. The Board in its sole discretion will determine how long you have to exercise the Option prior to termination of the Plan.

Taxes and Withholding: This Option does not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Corporation has the right to require payments from you of any federal, state, local or foreign tax or withholding payments relating to the exercise or sale of shares arising from this Option, or to withhold such amounts from other payments due to you from the Corporation or an affiliate.

Non-Transferability: The Option is not transferable by you, other than by will or laws of descent and distribution in the event of your death.

This Option grant has been duly executed and delivered by all parties hereto, as of the above written Grant Date.

ACCEPTED AND AGREED TO:	CARRAMERICA REALTY CORPORATION

By:
Optionee Name	Name:	Linda A. Madrid
	Title:	Managing Director, General Counsel & Corporate Secretary